UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 23, 2004


                              LAWSON PRODUCTS, INC.
             (Exact name of registrant as specified in its charter)



           Delaware                   0-10546                    36-2229304
 (State or other jurisdiction        (Commission                (IRS Employer
        of incorporation)           File Number)            Identification No.)


1666 East Touhy Avenue, Des Plaines, Illinois                       60018
(Address of principal executive offices)                         (Zip Code)

       Registrant's telephone number, including area code: (847) 827-9666


                                       N/A
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On December 23, 2004, Lawson Products, Inc. (the "Company") executed an employment agreement with Robert J. Washlow, the current Chairman of the Board of Directors and Chief Executive Officer of the Company (the "Executive"). The employment agreement is effective as of January 1, 2004, and contains the terms described below. The following summary description is qualified in its entirety by reference to the employment agreement, which is attached to this Form 8-K as
Exhibit 10(c)(10), and is incorporated herein by reference.

     The term of the employment agreement is for five years and the employment agreement is self-renewing from year to year after the initial term unless terminated by either party. Under the employment agreement, the Executive will serve as Chief Executive Officer of the Company, or in such other capacity mutually agreed upon by the Executive and the Company. The employment agreement provides that the Executive will receive an annual base salary of $650,000, which will be subject to periodic review and may be increased but not decreased. The Executive will also be eligible for performance based bonuses as determined by the Company's compensation committee. The Company may terminate the Executive for or without cause. The Executive may terminate his employment with the Company upon sixty days prior written notice. Either the Executive or the Company may terminate the Executive's employment upon a "change of control" of the Company, as such term is defined in the employment agreement.

     If the Company terminates the Executive "without cause" or the Executive terminates his employment for "good reason" (as such terms are defined in the employment agreement), then the Company shall pay the Executive an amount equal to two times the Executive's then current base salary and most recent annual bonus; in addition, all previously unvested options and other rights granted to the Executive shall immediately vest and become fully exercisable as of the date of termination for a period of one year, and the Executive shall be covered under the Company's health benefit plans for the later of three years after the termination of employment or the date that the Executive and his spouse reach the age of 65.

     The employment agreement shall terminate upon the death of the Executive and in such event, the Executive shall receive an amount equal to two times the Executive's then current annual base salary and all previously unvested options and other rights granted to the Executive shall vest and become fully exercisable for one year after the termination date. In addition, the Executive's spouse shall be entitled to be covered under the Company's health benefit plans until she reaches the age of 65.

     The employment agreement also terminates upon the "disability" of the Executive (as the term "disability" is defined in the employment agreement). Upon the termination due to a disability, all previously unvested options and other rights granted to the Executive shall immediately vest and become fully exercisable for one year after the termination date. The Executive and his spouse shall also be entitled to be covered under the Company's health benefit plans until they reach the age of 65.

     Under certain circumstances after a change of control of the Company, the Executive shall be entitled to receive a lump sum payment equal to three times the Executive's then current annual base salary and most recent annual bonus; in addition, all previously unvested options and rights granted to the Executive shall immediately vest and become fully exercisable as of the date of termination for a period of one year and the Executive shall be covered under the Company's health benefit plans for the later of three years after the termination of employment or the date that the Executive and his spouse reach the age of 65. The Company shall also pay any excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986 in connection with any payments made due to a change of control of the Company, as provided in the employment agreement.

     In the employment agreement, the Executive has agreed not to compete with the Company during the term of the employment agreement and for two years after the effective date of the termination of the employment agreement.

ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS.

(c)         Exhibits:

Exhibit 10(c)(10) Employment Agreement dated as of January 1, 2004 between the Company and Mr. Washlow.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 LAWSON PRODUCTS, INC.


Date:  December 28, 2004         /s/ Thomas J. Neri
                                 ---------------------------------------------
                                 Name:  Thomas J. Neri
                                 Title: Executive Vice President, Finance,
                                 Planning and Corporate Development; Chief
                                 Financial Officer; and Treasurer